Exhibit 3.21
THE COMPANIES LAW
COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
-of-
SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC.
1.	The name of the Company is SMART Modular Technologies (Puerto Rico) Inc.

2.	The Registered Office of the Company will be situated at the Offices of PW Corporate Services (Cayman) Limited, P.O. Box 258, First Home Tower, British American Centre, George Town, Grand Cayman, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 6 (4) of the Companies Law (Revised).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 26 (2) of the Companies Law (Revised).

5.	The liability of the members is limited to the amount from time to time unpaid on such member’s shares.

6.	The capital of the Company is US$50,000 divided into 50,000 shares of a nominal or par value of US$1.00 each provided always that, subject to the provisions of the Companies Law (Revised) and the Articles of Association, the Company shall have power to redeem or purchase any or all of such shares and to increase or reduce the said capital of the Company and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.	Nothing herein contained shall be deemed to permit the Company to:
(a)	carry on banking business or trust business without being licensed in that behalf under the provisions of the Bank and Trust Companies Law, 1989.

(b)	carry on insurance business or act as an underwriting manager, insurance broker, insurance agent or insurance sub-agent without being licensed in that behalf under the provisions of the Insurance Law, 1979.

(c)	carry on the business of company management without being licensed in that behalf under the provisions of the Companies Management Law,1984.

(d)	carry on business as a licensed regulated mutual fund without being licenced in that behalf under the provisions of the Mutual Funds Law, 1933.
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(e)	carry on business as a mutual fund administrator in or from the Cayman Islands without being licensed in that behalf under the provisions of the Mutual Funds Law, 1993.
8.	If the Company is registered as an exempted company under Section 182 of the Companies Law (Revised), it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried, on outside the Cayman Islands, provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

9.	If the Company is registered as an exempted company it shall have the power, subject to the provisions of the Companies Law (Revised) as amended and the Articles of Association, to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
The undersigned, whose name, address and description is subscribed, is desirous of being formed into a Company in pursuance of this Memorandum of Association, and agrees to take the number of shares in the capital of the Company set opposite his name.
Dated this 13 day of May 1997.

NAME, ADDRESS & DESCRIPTION OF SUBSCRIBER	NUMBER OF SHARES TAKEN BY SUBSCRIBER

/s/ Richard W. Harris

Richard W. Harris,	ONE
P.O. Box 258, Grand Cayman
Chartered Accountant

/s/

Witness to the above signature
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